Exhibit 99.1

SUPPLEMENTAL INFORMATION
First NBC Bank Holding Company (the “Company”) is furnishing the following information in a question and answer format to supplement and expand upon the information contained in the Company’s earnings release, dated February 1, 2016. The Company believes that this supplemental information may help readers better understand the Company’s financial condition and results of operations as of and for the period ended December 31, 2015.

1)	Why did the amount of loans to exploration and production companies increase in the fourth quarter?
In its 2014 Form 10-K, the Company discussed a large loan to one oil and gas exploration company which had encountered cash flow difficulties when a pipeline serving a well in its largest oil field broke, requiring the well to go off-line for a period of time. The break occurred on December 29, 2014 and caused the Company to reclassify all of the well’s “proved producing reserves” to “proved undeveloped reserves” for purposes of the Company’s reserve analysis as of December 31, 2014. The loss of cash flow from the well subsequently resulted in a reduction of the borrower’s cash flow, and the Company’s classification of the credit. In lieu of repairing the pipeline, which was expected to result in a resumption of production at its historical levels of 100-200 barrels per day, the borrower elected to drill a new well, which was expected to increase production capacity to 1,000-1,200 barrels per day. The Company agreed to finance the new well based on the enhanced revenue expected to be derived from it. The increase in the Company’s loans to exploration and production companies during the third and fourth quarters was attributable solely to the increased balances of this borrower related to the drilling of the new well, which is now complete. Once connected to the pipeline, the production from the well is expected to substantially increase the borrower’s cash flow, allowing for debt service and substantial debt reduction over the next five years. After considering the new well, together with a January 1, 2016 independent engineering valuation of the well’s reserves, the Company’s collateral position on the loan to this borrower conforms with the Company’s loan policy, and the Company does not expect to recognize any loss with respect to this credit at current oil prices.

2)	Why didn’t the Company disclose the amount of its loan loss reserve allocated to oil and gas credit exposure?
The Company has never disclosed the amount of its reserves allocated to any particular industry. After a review of the year-end disclosures of banks with significant oil and gas exposure, the Company has determined that such a disclosure may be valuable and will do so in the Company’s 2015 Form 10-K. As of December 31, 2015, the Company had no loans to its direct or indirect oil and gas customers which were classified as impaired and thus had no specific reserves related to its oil and gas industry loans. However, in view of the substantial decline in oil prices, the Company has taken into account the exposure to the risk of loss in its portfolio within its ALLL methodology due to the oil and gas price decline and has allocated $11 million as of December 31, 2015.

3)	Give us more information regarding the investment in short-term receivables related to the ethanol company. Is this another example of oil and gas exposure in the Company’s asset portfolio?
The receivables from the ethanol company were purchased through The Receivables Exchange, a national exchange established to allow vendors to sell their customers’ receivables to third party investors. Under the terms of the exchange contracts, the seller of the receivable is contractually committed to repurchase the receivable back from the seller if payment is not made by a specified repurchase date, subject to certain exceptions. Thus, the Company, as receivable purchaser, has two potential sources of repayment, the original issuer of the receivables (the ethanol company) or the seller and can choose to pursue either or both.
The failure of the ethanol company to pay the invoices when due was the result of the financial difficulties of its parent, a Spanish “green” energy company with worldwide operations focused on expanding the use of solar power. This crisis caused U.S. suppliers of grain to the ethanol plants owned by the U.S. subsidiaries of the Spanish company to freeze credit to the ethanol plants for corn purchases, resulting in a shutdown 4 of the 6 ethanol plants owned by the U.S. subsidiaries of the Spanish company. Based on the Company’s assessment of the strength of the ethanol industry and the historical earnings performance of the ethanol company and the receivables seller, the Company believes that both the ethanol company and the receivables seller are capable of repaying the full amount of the receivable balance over time. In addition, the parent corporation of the ethanol company is evaluating certain restructuring options that would permit a more prompt repayment of the receivable. As a result of the foregoing, management does not expect that the Company will incur any loss on its investment in short-term receivables related to the past due receivables discussed above. Finally, the receivable issued by the ethanol company represents 95% of the currently outstanding balance in the Company’s investment in short term receivables.

4)
The fourth quarter net income of $15.7 million is less than the $18.1 million reported for the linked third quarter. What caused this and is it a trend? Expenses seem to be very high in the fourth quarter and is this a trend?

Both of these questions have the same answer, which is related to the Company’s accounting change in the second quarter of 2015 related to tax credit investments. Since inception, the Company had accounted for its tax credit investments using the cost method and had amortized that cost over its expected holding period for the investment. This method resulted in consistent expense recognition from quarter to quarter and from year to year after giving effect to the growth in the Company’s tax credit investment portfolio. In June of 2015, the Company adopted the equity method of accounting for its historic tax credits as a preferable method of accounting for these investments. As discussed in the Company’s June 30, 2015 Form 10-Q, the cumulative effect of the change since the inception of our tax credit investments was immaterial and recognized in the second quarter. The equity method does not utilize amortization (consistent write-off of the asset over a useful life) but rather impairment (recognized only as the investment is impaired, e.g. when it is probable that the investment balance will not be realized through future cash flow of the investment). Under the equity method of accounting, some historic tax credit investments may not be impaired as long as they are held, while others may be written down to realizable value as impairment occurs. This leads to uneven expense recognition from quarter to quarter as opposed to consistent amortization.
With this background, the Company recognized no impairment with respect to its historic tax credit investments during the 3rd quarter of 2015; in the fourth quarter, three such investments became impaired. The impairment of $5 million, when combined with the costs associated with the State Investors Bank acquisition of $703,000, accounted for substantially all of the difference in profits between the fourth quarter and the third quarter. Excluding impairment and acquisition costs, the Company’s earnings increased $1.5 million, or 8%, from third to the fourth quarter of 2015 and $4.3 million, or 28%, from the fourth quarter of 2014. The adoption of the equity method of accounting is expected to continue to impact the results of operations of the Company in the following manner. First, the amount of impairment expense recognized by the Company may continue to be inconsistent from quarter to quarter. Second, over the term of the investment, the Company expects to recognize less impairment expense than it would have recognized as amortization expense because the prior method resulted in the amortization of the entire investment. Finally, substantially all of the impairment expense recognized by the Company is expected to continue to be associated with the structure of the tax credit investment, rather than changes in operations or economic conditions, as less than 1% of all historic tax credit investment projects are recaptured because of business failure. Because substantially all of the impairment expense has been driven by the structure of the tax credit investment, the Company plans to modify the structure of future investments so as to minimize the likelihood of impairment, except in the case of changes in operations or economic conditions. For so long as impairment remains a meaningful expense on the Company’s Statement of Income, the Company intends to continue to present non-GAAP financial information adjusting for impairment and other expenses associated with the Company’s investment in tax credit entities to enable investors to better understand the results of operations of the Company.
5) Can the amount of historic tax credits generated in 2015 continue in 2016 and beyond?
In 2014, the Company began to disclose the tax credits for which it had finalized tax credit investments for each of the next 5 years. The Company believed such a disclosure would provide investors with the ability to evaluate the continuity of its tax credit investment activity. There is a time lag between the date the Company enters into a commitment to invest in a tax credit transaction and the date in which the credits are earned. Two of the types of Federal tax credits in which the Company invests in are multi-year credits (New Markets - 7 years and Low Income Housing - 10 years) while the third (Historic) is earned when the renovation is placed in service. The Company intended to again present the table of tax credits already contracted for, by estimated year of recognition, in its 2015 Form 10-K. However, in response to inquiries from analysts, the Company is providing the disclosure at this time.

	2016	2017	2018	2019	2020
Historic	$47,336,517	$43,350,474	$144,855	$—	$—
New Market	16,871,711	14,851,823	8,901,852	5,099,838	2,100,000
Low Income Housing	5,050,642	5,525,400	5,525,400	525,400	4,854,361
TOTAL	$69,258,870	$63,727,697	$14,572,107	$5,625,238	$6,954,361
The table above is based on expected date the credits will be earned per the original project plan. Project timetables may accelerate or slip due to a variety of reasons, which can affect the period in which the credit is actually earned. Also, credits actually earned may be more or less than estimated credits due to cost overruns and underruns. Finally, the schedule includes only projects under contract as of December 31, 2015, and each year the Company enters into contracts for projects that generate tax credits in the year of the contract and in future years; therefore, the later the year the higher the probability that the amounts shown above will be exceeded as the Company identifies and contracts additional transactions.
6) New Orleans is an oil and gas city, right? The economy is in the ditch, right?
Although the New Orleans metropolitan area is impacted by the oil and gas industry, that exposure has been limited due to the consolidation of the energy and energy service business into Texas over the past 15 years and the continued strength of the City’s core industries and primary economic drivers; in fact the oil and gas industry employs only 9% of the area’s workforce. While the economy of south Louisiana below New Orleans was more directly affected by the major decline in oil prices, the New Orleans metropolitan area, which serves as a major economic hub of the Gulf Coast region, providing medical, financial, professional, governmental, transportation and retail services to Louisiana, Mississippi and East Texas, continued to experience economic expansion in 2015 driven by diversification and the growth of its major industries. A brief summary of recent performance of certain of these key industries is included below:

a)
Hospitality - The hospitality industry achieved record revenue and visitor count for 2014 (latest totals available), and 2015 has been projected to be an even better year. Hotel RevPAR (revenue per available room) has increased at a 7% annual growth rate and total rooms have increased by 11% in the New Orleans area over the last 5 years. In addition, the number of restaurants in New Orleans has grown by 60% over pre-Hurricane Katrina levels, and airport passenger traffic hit a record level in 2015. The key to this growth has been a major shift in the City’s tourism business from one primarily focused on convention business to a more comprehensive strategy of attracting a wider range of tourists through a full range of festivals and events during spring and fall as the primary drawing card. This event-driven tourism strategy, which is weekend-oriented, has complemented the convention business, which is primarily centered around weekday events. Together, this strategy has substantially increased visitors to New Orleans and the revenue generated from the hospitality industry.

b)
Petrochemical - The Gulf Coast region is the heart of the U.S. petrochemical industry, and the New Orleans metropolitan area houses substantial operations for many refining and production companies. The low price of natural gas, which is both the fuel as well as a major raw material in this industry, has led to significant expansion in the profitability of this industry. Over the past two years, more than $40 billion of new plant construction and expansion related to the petrochemical industry has been announced for the New Orleans-Baton Rouge corridor, and much of this construction is now underway.

c)
Construction - Construction activity in the years prior to 2015 was primarily driven by Hurricane Katrina recovery spending funded by insurance proceeds and special Community Development Block Grant funds provided by the U.S. government. In 2015, construction activity was primarily driven by significant infrastructure projects, as well as continued renovation of large commercial real estate properties in the heart of the City, including the following:

-     $2 billion of repairs to the City of New Orleans sewage and water system;
-     $1 billion addition of a new terminal for the New Orleans International Airport;

-	a $500 million redevelopment of the vacant New Orleans World Trade Center into a Four Seasons hotel and condominiums;

-	historic renovations of more than a dozen former office buildings into downtown apartments and hotels at a cost of $30-$50 million each;

-	a $500 million four phase project of the New Orleans Convention Center, including a 500 room convention hotel on the riverfront.
The Company expects construction activity to remain strong in 2016 and to continue to reflect the growth of the City’s core industries and the outlook for the next five years.

d)
Port of New Orleans - New Orleans is the gateway to the Port of South Louisiana and the home of the Port of New Orleans, which are the largest and sixth largest ports in the U.S. by cargo tonnage. The Port of New Orleans had its best year in history in 2015 with a record number of containers processed and a 14 year high in tonnage. Moreover, the impending completion of the expansion of the Panama Canal is expected to provide an incremental boost to the region, as it will allow for shipping of more cargo between the Midwest and Eastern U.S. and Asia, cargo that was previously transported by rail from West Coast ports. Although slower than rail, the cost effectiveness of the shipping industry is expected to materially increase the tonnage through the Port of New Orleans.

The continued growth of these and other core industries is expected to add more than 10,000 jobs in the city and fuel the New Orleans economy in the coming years. As an example, the New Orleans Medical Corridor, located just outside of the Central Business District, is expected to require in excess of 6,000 new health care workers to staff a newly constructed 445 bed University Medical Center downtown hospital and the new 245 bed Veterans’ Administration hospital. In summary, the New Orleans economy is continuing its expansion begun after Hurricane Katrina; an expansion which has shifted from recovery driven to an expansion that is led by its core industries and significantly less dependent on the oil and gas industry.